Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of the 14th day of June 2006, between Robert L. Saxton (“Mr. Saxton”) and Bally Technologies, Inc. f/k/a Alliance Gaming Corporation (collectively with all affiliates and subsidiaries, “Bally Gaming”).

RECITALS

A.   Mr. Saxton has been employed at-will by Bally Gaming since July 12, 1982, most recently as Executive Vice-President, for Bally Gaming, and as President of Rainbow Casino.

B.   Mr. Saxton’s employment with Bally Gaming will terminate effective as July 12, 2006 (“Separation Date”).

C.   Mr. Saxton and Bally Gaming wish to set forth terms and conditions of Mr. Saxton’s post-employment relationship with Bally Gaming, along with related rights and obligations of the parties.

D.   Mr. Saxton and Bally Gaming wish to compromise and settle all claims and issues arising from or related to Mr. Saxton’s employment with Bally Gaming, on the terms and conditions expressed in this Agreement.

NOW, THEREFORE, based upon the following, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, Mr. Saxton and Bally Gaming agree as follows:

Section 1
Post — Employment Consulting Obligations

1.1  After the Separation Date, Mr. Saxton agrees to act as an independent consultant for Bally Gaming and provide the following services for Bally Gaming following the Separation Date.

1.1.1        For a period of four years starting on August 1, 2006 (the “Consulting Period”), Mr. Saxton shall, on limited basis, provide such consulting services as more specifically identified in Section 1.1.2 below to Bally Gaming through either telephone, email or in-person access, as reasonably requested by Bally Gaming. During the Consulting Period, Mr. Saxton shall not be required to provide more than ten hours of consulting services per calendar week, except in such limited circumstances when Bally Gaming requires Mr. Saxton to provide consulting services that are critical and materially required for Bally Gaming to maintain its continuous and on-going business operations.

1.1.2        During the Consulting Period, as part of the consulting services, Mr. Saxton shall assist Bally Gaming with matters such as gaming licensing for present and future license applications and licenses, Securities and Exchange Commission matters, operations of Rainbow Casino, and for historical matters involving prior Bally Gaming transactions and transactions of Bally Gaming’s affiliates and subsidiaries. Mr. Saxton shall also execute any documents and take any actions required which Bally Gaming may reasonably request to effect the transition of his former work duties to other employees of Bally Gaming after the Separation Date.

1.1.3.       Mr. Saxton agrees not to compete with Bally Gaming during the Consulting Period. To “compete” means to establish, engage, or be connected with, directly or indirectly, any person or entity engaged in a business in competition with the business of Bally Gaming (which, as defined above, includes any of Bally Gaming’s subsidiaries or affiliates) in any area where Bally Gaming does business, whether as an employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Mr. Saxton does not undertake any management or operational or advisory role) or in any other capacity, for Mr. Saxton’s own account or for the benefit of any person or entity. Mr. Saxton acknowledges and agrees that the scope and duration of this covenant not to compete are reasonable and fair. However, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, Mr. Saxton and Bally Gaming agree that the covenant shall be enforced to the greatest extent the court deems appropriate and that the court may modify this covenant to that extent.

1.1.4        Mr. Saxton agrees that during the Consulting Period, he shall not, directly or indirectly, (i) aid or endeavor to solicit or induce any other employee or consultant of Bally Gaming to leave Bally Gaming to accept employment of any kind with any other person or entity, or (ii) solicit the trade or patronage of any of Bally Gaming’s customers (which includes customers of any of Bally Gaming’s subsidiaries or affiliates) or of anyone who has traded or dealt with Bally Gaming with respect to any technologies, services, products, trade secrets, or other matters in which Bally Gaming is active.

1.2           On monthly basis, Bally Gaming will reimburse Mr. Saxton for any expenses incurred by Mr. Saxton in performing the consulting services and the obligations set forth in Sections 1.1.1 and 1.1.2 above, in accordance with Bally Gaming’s then-current corporate policies regarding reimbursement of the particular expense incurred.

Section 2
Payments to Mr. Saxton

2.1        Except as otherwise provided in Section 2.2 below, in full settlement of any and all claims by Mr. Saxton against Bally Gaming and in payment of the consulting services to be provided by Mr. Saxton under this Agreement, Bally Gaming shall pay Mr. Saxton a total sum of $400,000.00, payable in monthly installments of $8,333.33, commencing on August 1, 2006 and continuing on the first day of the month thereafter during the Consulting Period. Mr. Saxton shall be responsible for all taxes associated with these payments that are assessed on him, including but not limited to federal and state income taxes, and agrees to indemnify Bally Gaming for any such tax assessments that are paid on his behalf by Bally Gaming.

2.2  In the event Mr. Saxton breaches this Agreement, which shall include but is not limited to circumstances wherein Mr. Saxton voluntarily fails to provide consulting services to Bally Gaming during the Consulting Period without good cause, and Mr. Saxton fails to cure any such breach within 30 days of written notice from Bally Gaming, Bally Gaming may discontinue monthly payments made to Mr. Saxton. Discontinuance of payments as a result of Mr. Saxton’s uncured breach of this Agreement, shall not alter Mr. Saxton’s obligations set forth in Sections 1.1.3 and 1.1.4 for the then-remaining term of the Consulting Period, nor shall it alter or otherwise be construed as a revocation of the parties’ mutual releases of claims set forth in Section 3.

2.3  As a result of the parties agreement on the payments made to Mr. Saxton under this Agreement, Bally Gaming will not pay Mr. Saxton for any accrued and unused vacation time earned up to the Separation Date and Mr. Saxton shall not seek recovery of any such payments for vacation time.

2.4  As of the Separation Date, Mr. Saxton shall not be eligible for the following benefits: a) Short-Term Disability; b) Long-Term Disability; c) Basic Life; d) Accidental Death & Dismemberment; or e) Dependent Life Insurance. As of the Separation Date, Mr. Saxton is not and will not be eligible to contribute to the 401k plan offered to Bally Gaming employees.

2.5  Bally Gaming will pay Mr. Saxton’s employer-premium portion of COBRA coverage during the Consulting Period as long as Mr. Saxton remains eligible for COBRA coverage.

Section 3
Release

3.1  Subject to the provisions of Section 15 of this Agreement, through the execution hereof, Mr. Saxton forever releases and discharges Bally Gaming, its employees, agents and attorneys (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations  (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly,

Mr. Saxton’s employment with Bally Gaming as of the Separation Date. This release shall only apply to claims relating to Mr. Saxton’s employment with Bally Gaming prior to the Separation Date or the termination of Mr. Saxton’s employment with Bally Gaming, and shall not apply to obligations of Bally Gaming after the Separation Date as specifically provided for in or pursuant to this Agreement.

3.2  The release of claims in Subsection 3.1 includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state or local laws or the common law prohibiting age, sex, race, national origins, disability, veteran status or any other forms of discrimination (including, but not limited to, the Nevada Fair Employment Practices Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the American with Disabilities Act of 1991, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, 42  U.S.C. § 1981, the National Labor Relation Act, and all amendments to the aforementioned statutes).

3.3  Subject to the provision of Section 15 of this Agreement, through the execution hereof, Bally Gaming forever releases and discharges Mr. Saxton and his agents and attorneys (in their individual and representative capacities), from any and all known claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Mr. Saxton’s employment with Bally Gaming.

Section 4
Authority to Execute

Each of the persons signing this Agreement represents and warrants that he or she has all requisite authority to execute and perform this Agreement.

Section 5
Binding Effect

In the event of Mr. Saxton’s death during the Consulting Period, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns, and the obligations of Bally Gaming under this Agreement, including but not limited to the payment obligation, shall remain in force, unless prior to Mr. Saxton’s death Bally has stopped payments to Mr. Saxton described in Section 2.1 as a result of Mr. Saxton’s uncured breach of this Agreement. More specifically, in the event of Mr. Saxton’s death during the Consulting Period, Bally Gaming shall pay the estate of Mr. Saxton the remaining balance of monies due under this Agreement so long as payments to Mr. Saxton were not stopped as a result of Mr. Saxton’s uncured breach of this Agreement by Bally Gaming prior to Mr. Saxton’s death. Except as specifically provided in Section 3 of this Agreement and except to the extent that the rights created hereunder inure to the benefit of Mr. Saxton’s heirs, this Agreement is not intended to create, and shall not create, any rights in any person who is not a party to this Agreement.

Section 6
Waiver

Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a wavier of such right, remedy, power or privilege with respect to any other occurrence.

Section 7
Time of the Essence

Time is of the essence in the performance of this Agreement and all of its terms, provisions, conditions and covenants.

Section 8
Entire Agreement

This Agreement contains the entire agreement between the parties and may not be changed or terminated orally, but only by a written instrument executed by the parties after the date of this Agreement. Bally Gaming and Mr. Saxton further acknowledge and agree that neither party will make any claim, at any time or place, that this Agreement has been orally altered or modified in any respect whatsoever. It is expressly acknowledged and recognized by all parties that there are no oral or written collateral agreements between Mr. Saxton and Bally Gaming other than such agreements as may be contained or referenced herein.

Section 9
Construction

The terms and conditions of this Agreement shall be construed as a whole according to the fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by its attorneys, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including any exhibits or amendments thereto.

Section 10
Partial Invalidity

If any term of this Agreement or the application of any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of their applications, not so held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

Section 11
Attorneys’ Fees

In any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its attorney’s fees and costs incurred, whether or not the action is reduced to judgment. For the purposes of this provision, the “prevailing party” shall be that party who is successful with regard to the main issue, even if that party did not prevail on all issues.

Section 12
Governing Law

The laws of the State of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement.

Section 13
Necessary Action

Each of the parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement.

Section 14
Notices

14.1   Any and all notices and demands by or from any party required or desired to be given under this Agreement shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served by registered or certified mail in the manner provided, service shall be conclusively deemed given upon receipt or attempted delivery, whichever is sooner.

14.2   Any notice of demand to Mr. Saxton shall be addressed to him as follows: Robert Saxton, c/o Gwen Rutar Mullins, Esq., Haney, Woloson & Mullins, 1117 South Rancho Drive, Las Vegas, Nevada  89102.

14.3   Any notice of demand to Bally Gaming shall be addressed to the General Counsel, Legal Department at 6601 South Bermuda Road, Las Vegas, Nevada 89119.

14.4   Any party may change its address for receiving notices or demands by a written notice given in the manner provided in this Section, which notice of change of address shall not become effective, however, until its actual receipt by the other party.

Section 15
Miscellaneous

The captions appearing at the commencement of the Sections of this Agreement are descriptive only and for convenience in reference to this Agreement and shall not define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

Section 16
Revocation Period

16.1   This Agreement is enforceable when both parties have signed the Agreement. Mr. Saxton and Bally Gaming understand and acknowledge that Mr. Saxton has seven calendar days following his execution of this Agreement to revoke his acceptance of this Agreement.

16.2   For revocation under Section 16.1 to be effective, notice of revocation must be received by Bally Gaming no later than 5:00 p.m. on the seventh calendar day after Mr. Saxton signs the Agreement. If Mr. Saxton revokes this Agreement, it shall not be effective or enforceable, and neither party will be deemed to have released the other or to have waived any rights with respect to the matters addressed in this Agreement.

Section 17
Time to Review Agreement

Mr. Saxton acknowledges that he received a copy of this Agreement for review on June 14, 2006, and offered at least twenty-one days to review, consider and negotiate the provisions of this Agreement prior to execution, however, in the event that Mr. Saxton executes this Agreement prior to the expiration of this twenty-one day period, Mr. Saxton knowingly and voluntarily waives all rights to any further time for review remaining in this twenty-one day period.

Section 18
Advice of Counsel

Mr. Saxton is advised to consult with an attorney before signing this Agreement.

Section 19
Voluntary Nature of Agreement

Both parties acknowledge that they have carefully read this Agreement; that they have been afforded an opportunity for counsel of their choosing to read and review it; that they have had the provisions fully explained to them by their counsel, if they chose to retain one; that the only promises made are those stated in this Agreement; and that they are signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

Section 20
Non-Disparagement

The parties each agree that, during and after the Consulting Period with Bally Gaming terminates for any reason, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of Bally Gaming, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this Agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

Section 21
Confidentiality

The parties agree (i) to hold in strictest confidence, the existence of this Agreement and its terms, the existence and substance of the discussions between the parties; and (iii) to ensure the same with respect to its attorneys, accountants, investment bankers, and any other authorized representatives to whom it discloses information needed to effect the terms and conditions under this Agreement.

Mr. Saxton agrees that during and after his employment with Bally Gaming, if he has had access to confidential matters of Bally Gaming not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same.

Mr. Saxton agrees to keep secret all such Confidential Matters and agrees not to directly or indirectly, other than is necessary in the business of Bally Gaming and the scope of consulting services provided by Mr. Saxton, disclose or use any such Confidential Matters at any time except with prior written consent of Bally Gaming. Mr. Saxton agrees that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in his possession from time to time (whether or not written or prepared by Mr. Saxton) embodying Confidential Matters shall be and remain the sole property of Bally Gaming, and he will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons. Mr. Saxton further agrees to deliver all Confidential Matters, including copies, immediately to Bally Gaming on the Separation Date, and also on the date that the Consulting Period expires if Mr. Saxton obtains information regarding Confidential Matters in the course of performing consulting services for Bally Gaming, or at any time Bally Gaming may request.

For a period of ten years after Separation Date, Mr. Saxton agrees to not reveal directly or indirectly to any person or entity or use for Mr. Saxton’s personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of Bally Gaming) any Confidential Matters. To the extent that any Confidential Matters are considered by Bally Gaming as Trade Secrets, Mr. Saxton agrees that all limitations on use of these Trade Secrets shall last forever. Mr. Saxton further agrees that immediately upon or after termination, he will deliver to Bally Gaming all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in his possession relating to the business of Bally Gaming or its subsidiaries and affiliates.

Except as authorized by this Agreement, neither party shall communicate any information about the other party to any third party, whether such information arose during or after Mr. Saxton’s employment with Bally Gaming, and no reproduction or copies of any such information about the other party shall be made unless prior express written authorization is obtained from the disclosing party. This Agreement imposes no obligation upon a party receiving information with respect to the other party which: (i) is now, or which hereafter becomes, through no wrongful act or omission on the part of the receiving party, in the public domain; or (ii) is known to the receiving party at the time of receiving such information and the receiving party promptly provides documentation establishing that fact with reasonable certainty; or (iii) is furnished to a third party by the disclosing party without restriction on disclosure; or (iv) is hereafter rightfully furnished to the receiving party by a third party, without restriction on disclosure and without breach of this Agreement; or (v) is approved for release by written authorization of the disclosing party; or (vi) is disclosed pursuant to the lawful request or requirement of a regulatory or other law enforcement agency, provided, however, that the receiving party shall promptly notify the disclosing party of the request or requirement so that the disclosing party may seek a protective order or take other appropriate action.

Section 22
Intellectual Property

Mr. Saxton shall promptly disclose in writing to Bally Gaming, all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by Mr. Saxton, either alone or with others, during employment with Bally Gaming or during the Consulting Period, that (i) relate in any manner to the existing or contemplated business or research activities of Bally Gaming, (ii) are suggested by or result from his work for Bally Gaming; or (iii) result from the use of time, materials, or facilities of Bally Gaming. All Inventions conceived, developed, or first actually reduced to practice, either alone or with others, while employed by Bally Gaming, or during the Consulting Period that relate in any manner to the existing or contemplated business or research activities of Bally Gaming shall be the exclusive property of Bally Gaming. Mr. Saxton assigns to Bally Gaming his entire right, title, and interest in and to all such Inventions and to all unpatented Inventions, except those specifically described in a statement that has been separately executed by Mr. Saxton and an officer of Bally Gaming and attached hereto, provided, however, that if no such list is attached, Mr. Saxton represents and warrants that there are no such Inventions. Mr. Saxton will, at the request and expense of Bally Gaming, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by Bally Gaming at any time, whether during employment with Bally Gaming or during the Consulting Period, or after the Consulting Period ends for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in Bally Gaming or its assignees. Any Invention that disclosed to a third person or describing in a patent application filed by Mr. Saxton or on his behalf during employment with Bally Gaming or during the Consulting Period shall be presumed to have been conceived or made by Mr. Saxton during his employment with Bally Gaming unless proved to have been conceived and made by him after the expiration or termination of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL CLAIMS.

Robert L. Saxton	Bally Technologies, Inc.

	/s/ Robert L. Saxton		/s/ Mark Lerner
By:	Robert L. Saxton	By:	Mark Lerner, Secretary
	(Print Name, Title)		(Print Name, Title)
Date:	6/14/06	Date:	6/14/06